                                                                     Exhibit 2.1

                           AIRCRAFT PURCHASE AGREEMENT

                          Dated as of October 10, 2002

                                     BETWEEN

                                DAVIS OIL COMPAny

                                    as SELLER

                                       and

                              UBICS HOLDING COMPANY

                                 Or Its Assignee

                                    as BUYER

Aircraft Make and Model:                      Used Boeing VIP 727-44
Aircraft Manufacturer's Serial Number:        19318
Aircraft Registration Mark:                   U.S. Registration Mark N44MD
Make and Model of Engines:                    Pratt & Whitney JT8D-9A
Serial Numbers of Engines:                    665625, 665839 and 664474


                                TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS .................................................      3

ARTICLE 2 PURCHASE, SALE AND DELIVERY .................................      6
     2.1.  Sale and Purchase ..........................................      6
           -----------------
     2.2.  Scheduled Closing Date .....................................      6
           ----------------------
     2.3.  Event of Loss Prior to Delivery ............................      6
           -------------------------------
     2.4.  Damage to Aircraft .........................................      7
           ------------------
     2.5.  Failure or Delay in Performance ............................      7
           -------------------------------

ARTICLE 3 PURCHASE PRICE AND PAYMENT ..................................      7
     3.1.  Purchase Price .............................................      7
           --------------
     3.2.  Escrow Account .............................................      7
           --------------
     3.3.  Deposit ....................................................      7
           -------
     3.4.  Payment of Purchase Price ..................................      8
           -------------------------

ARTICLE 4 AIRCRAFT FLIGHT CHARGES .....................................      8
     4.1.  Flight Charges .............................................      8
           --------------

ARTICLE 5 CONDITION OF AIRCRAFT AT DELIVERY ...........................      8
     5.1.  BUYER Inspection of Aircraft ...............................      8
           ----------------------------
     5.2.  Demonstration Flight .......................................      9
           --------------------
     5.3.  Condition of Aircraft ......................................      9
           ---------------------
     5.4.  Pre-Delivery Evaluation ....................................      1
           -----------------------
     5.5.  Maintenance Logs ...........................................      1
           ----------------
     5.6.  Inspection Report ..........................................      1
           -----------------
     5.7.  Evidence of Authority ......................................      2
           ---------------------

ARTICLE 6 BILL OF SALE AND OTHER DOCUMENTARY REQUIREMENTS .............      2
     6.1.  Conditions to BUYER's Obligations ..........................      2
           ---------------------------------
     6.2.  Condition to SELLER's Obligations ..........................      3
           ---------------------------------
     6.3.  Closing ....................................................      3
           -------
     6.4.  Risk of Loss ...............................................      3
           ------------
     6.5.  Limitation on Solicitation .................................      4
           --------------------------

ARTICLE 7 SELLER ASSIGNMENT OF RIGHTS AND WARRANTIES ..................      4
     7.1.  Assignable Warranties ......................................      4
           ---------------------
     7.2.  Non-Assignable Warranties ..................................      4
           -------------------------

ARTICLE 8 EXPENSES AND TAXES ..........................................      4
     8.1.  Costs and Expenses of Sale .................................      4
           --------------------------
     8.2.  Taxes ......................................................      5
           -----
     8.3.  After-Tax Basis ............................................      5
           ---------------
     8.4.  Timing of Payment ..........................................      5
           -----------------
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                                       i

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ARTICLE 9 RETAINED LIABILITIES OF seller ................................     5
     9.1.   Retained Liabilities of SELLER ..............................     5
            -----------------------------
     9.2.   Notice ......................................................     6
            ------
     9.3.   Refunds .....................................................     6
            -------
     9.4.   Defense of Claims ...........................................     6
            -----------------

ARTICLE 10 WARRANTIES AND COVENANTS OF SELLER ...........................     7
     10.1.  Corporate Status ............................................     7
            ----------------
     10.2.  Governmental Approvals ......................................     7
            ----------------------
     10.3.  Binding .....................................................     7
            -------
     10.4.  No Breach ...................................................     7
            ---------
     10.5.  Filings .....................................................     7
            -------
     10.6.  Licenses ....................................................     7
            --------
     10.7.  No Suits ....................................................     7
            --------
     10.8.  General Obligations .........................................     7
            -------------------
     10.9.  Title to Aircraft ...........................................     8
            -----------------
     10.10. Accuracy of Information Contained in Exhibit A ..............     8
            ----------------------------------------------

ARTICLE 11 WARRANTIES AND COVENANTS OF BUYER ............................     8
     11.1.  Status ......................................................     8
            ------
     11.2.  Government Approvals ........................................     8
            --------------------
     11.3.  Binding .....................................................     8
            -------
     11.4.  No Breach ...................................................     8
            ---------
     11.5.  Licenses ....................................................     8
            --------
     11.6.  No Suits ....................................................     8
            --------
     11.7.  General Obligations .........................................     9
            -------------------
     11.8.  Filings .....................................................     9
            -------
ARTICLE 12 ASSIGNMENT ...................................................     9
     12.1.  Sale or Assignment by BUYER .................................     9
            ---------------------------
     12.2.  SELLER Cooperation ..........................................     9
            ------------------
     12.3.  Protections .................................................     9
            -----------

ARTICLE 13 NOTICES ......................................................     9
     13.1.  Manner of Sending Notices ...................................     9
            -------------------------
     13.2.  Notice Information ..........................................     9
            ------------------
ARTICLE 14 GOVERNING LAW AND JURISDICTION ...............................    10
     14.1.  Law .........................................................    10
            ---
     14.2.  Jurisdiction ................................................    10
            ------------

ARTICLE 15 MISCELLANEOUS ................................................    11
     15.1.  Rights of Parties ...........................................    11
            -----------------
     15.2.  Further Assurances ..........................................    11
            ------------------
     15.3.  Use of Word "including" .....................................    11
            -----------------------
     15.4.  Headings ....................................................    11
            --------
     15.5.  Invalidity of any Provision .................................    11
            ---------------------------
     15.6.  Time of the Essence .........................................    11
            -------------------
     15.7.  Amendments in Writing .......................................    11
            ---------------------

                                      -ii-

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   15.8.    Entire Agreement..............................................   11
            ----------------
   15.9.    Counterparts..................................................   11
            ------------


                           AIRCRAFT PURCHASE AGREEMENT

          THIS AIRCRAFT PURCHASE AGREEMENT is made and entered into as of this 10th day of October, 2002 by and between UBICS HOLDING COMPANY, a Delaware corporation whose address and principal place of business is at 300 Delaware Avenue, Suite 1704, Wilmington, Delaware 19801 (such company or its Assignee being referred to herein as "BUYER") and DAVIS OIL COMPANY, a Colorado general partnership whose address and principal place of business is at 2121 Avenue of the Stars, Los Angeles, California 90067-5010 ("SELLER"). BUYER and SELLER are each a "Party" to this Purchase Agreement and are sometimes collectively referred to hereinafter as the "Parties."

                                  INTRODUCTION

          BUYER wishes to purchase the Aircraft from SELLER on the terms and conditions described in this Purchase Agreement; and

          SELLER is willing to sell the Aircraft to BUYER on the terms and conditions described in this Purchase Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SELLER and BUYER hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

          Except where the context otherwise requires, the following words have the following meanings for all purposes of this Purchase Agreement. The definitions are equally applicable to the singular and plural forms of the words. Any agreement defined below includes each amendment, modification, supplement and waiver thereto in effect from time to time.

          "Act" means part A of subtitle VII of title 49, United States Code.

          "Aircraft" means, one used Boeing 727-44 aircraft, including collectively, the Airframe, the Engines, the Parts and the Aircraft Documents, as more specifically described on Exhibit A hereto.

          "Aircraft Bill of Sale" means the warranty bill of sale covering the Aircraft delivered by the SELLER to the BUYER on the Closing Date in the form of Exhibit B hereto.

          "Aircraft Documents" means all technical data, manuals (avionics, operating or otherwise)_ and log books, and all inspection, modification and overhaul records and other service, repair, maintenance and technical records that are usual and customary with regard to the Aircraft or required by the FAA or the Maintenance Program to be maintained by the SELLER with respect to the Aircraft, Airframe, Engines Parts, including avionics; and such term shall include all additions, renewals, revisions and replacements of any such materials from time to time made or required to be made by the SELLER in accordance with the Maintenance Program or the FAA Regulations, and in each case in whatever form and by whatever means or medium (including, without limitation, microfiche, microfilm, paper or computer disk). To the extent such manuals are not otherwise complete, SELLER will furnish copies of any replacement pages or documents; provided, however, that if such replacements have been ordered, Closing will not be delayed in the event said replacement documents have not been received as of the Closing Date.

          "Airframe" means the airframe described in Exhibit A together with all Parts relating thereto (except the Engines or engines).

          "Airframe Manufacturer" means Boeing.

          "Aviation Authority" means the FAA.

          "Date of Execution" means the date on which Seller executes this Purchase Agreement.

          "Delivery" means the tender for sale of the Aircraft by SELLER to BUYER and BUYER's purchase of the Aircraft from Seller in accordance with this Purchase Agreement.

          "Closing Date" means the date on which the Closing takes place.

          "Deposit" means the sum of five hundred thousand dollars ($500,000.00) which BUYER shall deposit into the Escrow Agent's Escrow Account immediately upon the Date of Execution.

          "Discrepancy" means any faulty condition, malfunction or failure of performance of any material Aircraft component (including the Airframe and Engines) or operating system necessary for safety and airworthiness that fails to meet the respective manufacturer's safety or performance specifications or any applicable law or regulation of any Governmental Entity; provided, however, that "Discrepancy" shall not include any cosmetic flaw or malfunction or failure of performance of any equipment or system that meets the manufacturer's safety or performance specifications or any applicable law or regulation of any Governmental Entity; and, provided, further, that "Discrepancy" shall not include any condition, malfunction or failure of performance of any equipment whatsoever resulting from any actions caused or authorized by BUYER on or after the Execution Date which affect the Aircraft; and, provided, further, that in the event of any dispute between BUYER and SELLER with regard to whether a condition, defect or malfunction qualifies as a "Discrepancy" for purposes of this Agreement, said dispute shall be resolved by the manufacturer of said component or operating system whose decision shall be final and binding.

          "Dollars" and "$" means the lawful currency of the United States.

          "Engine" means (i) each of the engines listed on Exhibit A or any other engines which SELLER and BUYER agree in writing will be substituted therefor and (ii) all Parts installed or incorporated in or on any of such engines at Delivery.

          "Engine Manufacturer" means Pratt & Whitney.

          "Escrow Account" shall mean the Aero-Space Reports Trust Account No. __________ at ___________ Bank of Oklahoma City.

          "Escrow Agent" shall mean Aero-Space Reports of Oklahoma City, Oklahoma, attention, Leda Francis.

          "Event of Loss" means, with respect to the Aircraft, Airframe or any Engine, any of the following circumstances, conditions or events with respect to such property, for any reason whatsoever:

          (a) the destruction of such property, damage to such property beyond practical or economic repair or rendition of such property permanently unfit for normal use;

          (b) the actual or constructive total loss of such property or any damage to such property, or requisition of title or use of such property, which results in an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss;

          (c) any loss of such property or loss of use of such property for a period of 60 days or more as a consequence of any theft, hijacking or disappearance of such property; or

          (d) any seizure, condemnation, confiscation, taking or requisition of title to such property by any Government Entity or purported non-U.S. Government Entity.

          "FAA" means the Federal Aviation Administration of the United States or any Government Entity succeeding to the functions thereof.

          "FAA Bill of Sale" means an aircraft bill of sale for the Aircraft on FAA AC Form 8050-2 (or such other form as may be approved by the FAA).

          "FAA Regulations" means the Federal Aviation Regulations issued or promulgated pursuant to the Act from time to time.

          "Government Entity" means any (i) federal, state or local government,
(ii) board, commission, department, division, instrumentality, court, agency or political subdivision thereof and (iii) association, organization or institution of which any thereof is a member or to whose jurisdiction any thereof is subject or in whose activities any thereof is a participant.

          "Law" means any (i) statute, decree, constitution, regulation, order or any directive of any Government Entity, (ii) treaty, pact, compact or other agreement to which any Government Entity is a signatory or party and (iii) judicial or administrative interpretation or application.

          "Lien" means any mortgage, pledge, lien, charge, claim, encumbrance, lease or security interest affecting the title to or any interest in property.

          "Maintenance Program" means the Daniels maintenance program, under SELLER's Boeing approved low utilization maintenance program as approved by the FAA, pursuant to which the SELLER maintains the Aircraft.

          "Part" means any part, component, appurtenance, appliance, module, accessory, instrument (including avionics), communications equipment, furnishing, module, SELLER-furnished equipment or other item of equipment (other than complete Engines or engines) installed in or attached to the Airframe, any Engine or the APU.

          "Person" means any individual, firm, partnership, joint venture, trust, corporation, Government Entity, committee, department, authority or any body, incorporated or unincorporated, whether having distinct legal personality or not.

          "Purchase Agreement" means this Aircraft Purchase Agreement, together with all Exhibits hereto.

          "State of Registration" means the United States.

          "United States" or "U.S." means the United States of America.

                                    ARTICLE 2
                                SALE AND PURCHASE

     2.1. Sale and Purchase. Subject to the terms and conditions set forth in this Purchase Agreement, SELLER hereby agrees to sell and transfer to BUYER and BUYER agrees to purchase the Aircraft, free and clear of all Liens, except Liens, if any, which have attached or may attach as a result of actions caused by BUYER on or after the Execution Date.

     2.2. Scheduled Closing Date. The closing of the Aircraft by BUYER from SELLER is scheduled to occur on or about October 22, 2002 (the "Scheduled Closing Date").

     2.3. Event of Loss Prior to Delivery. If an Event of Loss occurs prior to Delivery, neither party will have any further liability to the other; provided, however, that SELLER will return the Deposit to BUYER with the exception of any portion of the Deposit which may be necessary to satisfy any Lien that attaches to the Aircraft as a result of any action caused or authorized by BUYER on or after the Execution Date or to satisfy any unpaid costs for a modification or loss occasioned by Buyer's work on the Aircraft prior to Closing.

     2.4. Damage to Aircraft. If prior to the Closing Date the Aircraft incurs major structural damage which is reasonably determined to diminish the value of the Aircraft, BUYER may elect without penalty, to terminate this Purchase Agreement, in which case SELLER will return the Deposit to BUYER with the exception of any portion of the Deposit which may be necessary to satisfy any Lien that attaches to the Aircraft as a result of any action caused or authorized by BUYER on or after the Execution Date, or to satisfy any unpaid costs for a modification or loss occasioned by Buyer's work on the Aircraft prior to Closing.

     2.5. Failure or Delay in Performance. SELLER shall not be liable for any failure of or delay in delivery of the Aircraft if such failure or delay is due to acts or God, Aviation Authority, Government Entity or public enemy, civil war, insurrection, or riots; fire or explosions; or accidents, strikes or labor disputes for a period of sixty (60) days from the date of this Purchase Agreement. Seller shall not be liable for any failure of or delay in delivery of the Aircraft occasioned in whole or in part by Buyer's work on the Aircraft. In any of said events or if SELLER is unable to deliver the Aircraft in the condition described in this Purchase Agreement, this Purchase Agreement shall terminate and be of no further force or effect and the Deposit shall be promptly returned by SELLER to BUYER with the exception of any portion of the Deposit which may be necessary to satisfy any Lien that attaches to the Aircraft as a result of any action caused or authorized by BUYER on or after the Execution Date to pay for any unpaid work on the Aircraft, or work necessary to return the Aircraft to the condition it was in prior to Buyer commencing any work on the Aircraft.

                                   ARTICLE 3
                           PURCHASE PRICE AND PAYMENT

     3.1. Purchase Price. The purchase price for the Aircraft is three million, five hundred thousand dollars (US $3,500,000) (the "Purchase Price"), due in full at Closing

     3.2. Escrow Account. In view of SELLER's agreement to enter into this Agreement and to take the Aircraft off the market, within one (1) business day after the Date of Execution of this Agreement, BUYER will deposit the amount of the Purchase Price into the Escrow Account pursuant to the terms of a mutually agreeable Escrow Agreement among BUYER, SELLER and the Escrow Agent. Concurrently with SELLER'S execution of this Agreement, BUYER is providing SELLER with evidence that the full amount of the Purchase Price is being held in escrow with Bracewell & Patterson L.L.P. pending transfer to the Escrow Agent.

     3.3  Deposit

     The Deposit shall be applied to and shall be a credit against BUYER's obligation for payment of the Purchase Price on the Closing Date; provided, however, that the Deposit shall be deemed to be refundable only as expressly provided in this Agreement and shall be subject to release from the Escrow Account upon the direction of the SELLER to the extent necessary to satisfy any Lien that attaches to the Aircraft as a result of any action caused or authorized by BUYER on or after the Execution Date, which Lien is not otherwise satisfied by BUYER on the Closing Date, or any cost to return the Aircraft to the condition it was in prior to BUYER commencing work on the Aircraft. BUYER shall remain obligated to pay the full Purchase Price as set forth herein to SELLER at Closing, notwithstanding any release of the Deposit or any portion thereof for the purpose of satisfying any Lien or contract right of any third party acting by or on behalf of the BUYER.

     3.3. 3.4 Payment of Purchase Price On or before 12:00 noon (Oklahoma City time) on the Closing Date, upon receipt of notice from Seller that it is in possession of all closing documents, Escrow Agent shall deliver the Purchase Price by wire transfer to such bank account as SELLER shall designate.

                                    ARTICLE 4
                             AIRCRAFT FLIGHT CHARGES

     4.1. Flight Charges. Prior to Delivery and in order to give BUYER title to the Aircraft free and clear of all Liens, SELLER will have paid or will pay all en route navigation charges, navigation service charges and all other charges due and payable by SELLER for the use of or for services provided at any airport with respect to the Aircraft with the exception of any costs incurred in any flight after the Execution Date and on or before the Closing Date. To the extent on the Closing Date any such charges have not been billed by an airport or other Person, SELLER will pay such charges immediately upon receipt of notice of the amount owed. Following Delivery and so long as the Aircraft bears the FAA Registration Number N44MD, BUYER shall hold SELLER harmless from any en route navigation charges, navigation service charges and all other charges due and payable by BUYER for the use of or for services provided at any airport with respect to the Aircraft.

                                    ARTICLE 5
                        CONDITION OF AIRCRAFT AT DELIVERY

     5.1. BUYER Inspection of Aircraft. Prior to actual tender of the Aircraft from SELLER to BUYER for acceptance, BUYER or BUYER's representatives will have a full opportunity to inspect the Aircraft and Aircraft Documents. Unless otherwise agreed to in writing by the parties, any Discrepancy from the required condition at Delivery set forth in Article 5.3 will either be deducted from the Purchase Price or corrected by SELLER at its cost prior to Delivery; provided, however, that SELLER shall have the right to terminate this Purchase Agreement and return BUYER'S Deposit to BUYER in the event the results of the BUYER's inspection identify a Discrepancy or Discrepancies which, in the aggregate, would cost more than two hundred fifty thousand dollars ($250,000.00) to repair.

     5.2. Demonstration Flight. Upon completion of the inspections described in Articles 5.1 and 5.4 of this Purchase Agreement and the correction of any Discrepancy found during such inspections required to bring the Aircraft into compliance with Article 5.3 of this Purchase Agreement, SELLER will at BUYER's request conduct a test flight of the Aircraft for BUYER or BUYER's representatives in accordance with Airframe Manufacturer's standard flight operation check flight procedures for a period not to exceed one (1) hour. Flight costs and fuel will be furnished by and at the expense of BUYER. Unless otherwise agreed in writing by the parties, any Discrepancy from the required condition at Delivery set forth in Article 5.3 will be corrected by SELLER at its cost prior to Delivery.

     5.3. Condition of Aircraft. On the Closing Date, the conditions set forth in this Article 5.3 will be met:

          5.3.1. As of September 30, 2002, the Airframe and Engines had the total times and hours and cycles status set forth in Exhibit A.

          5.3.2. The Aircraft will possess a current Airworthiness Certificate issued by the FAA.

          5.3.3. All material Aircraft equipment, components and operating systems (which, for purposes of this Agreement are understood to those systems which are necessary for safety and airworthiness), will be operating in accordance with their intended use and within limits approved by the Airframe Manufacturer, the Engine Manufacturer and the FAA.

          5.3.4. During the period of SELLER's ownership of the Aircraft, the Aircraft, Airframe, Engines, Parts and Aircraft Documents will have been maintained and repaired in accordance with the Maintenance Program and the rules and regulations of the FAA.

          5.3.5.

          5.3.6. During the period of SELLER'S ownership of the Aircraft, SELLER has and will have maintained and repaired the Aircraft in the same manner and with the same care as a prudent owner and operator of similar aircraft and engines would maintain and repair its aircraft.

          5.3.7. SELLER shall comply with all airworthiness directives of the FAA regarding the Aircraft that have been issued and are then in force and effect as of the Date of Execution.

                 (a) SELLER will have incorporated in the Aircraft all mandatory and airworthiness related service bulletins of Airframe Manufacturer, Engine Manufacturer and other vendors that have been issued and are then in force and effect as of the Date of Execution.

          5.3.8. All Aircraft Documents pertaining to the time during which SELLER has owned the Aircraft will be in English, complete, accurate, up-to-date and in a condition which complies with the requirements of the FAA, including records of the number of hours and cycles on the Airframe and Engines and all maintenance and repairs performed on the Aircraft.

          5.3.9. To the best of SELLER's knowledge, the Aircraft will not have suffered any substantial damage or failure which adversely affects the structural strength, performance or flight characteristics of the Aircraft and which would normally receive major repair. Any such damage or failure shall have been repaired, corrected and restored to an airworthy condition and to within FAA and manufacturer specifications as of the Delivery except for damage to the Aircraft occasioned by BUYER's work on the Aircraft for which BUYER shall be solely responsible and liable.

          5.3.10. The Aircraft will be free and clear of all Lien and rights of others, except Liens, if any, which have attached or may attached as a result of actions caused or authorized by BUYER on or after the Execution Date.

          5.3.12 DISCLAIMER OF WARRANTIES AS TO AIRCRAFT CONDITION.

          WITH THE SOLE EXCEPTION OF THE EXPRESS WARRANTIES SET FORTH HEREINABOVE, THE AIRCRAFT IS SOLD "AS IS, WITH ALL FAULTS." SELLER MAKES NO WARRANTIES, EITHER EXPRESSED OR IMPLIED, WITH RESPECT TO MERCHANTABILITY OR FITNESS APPLICABLE TO AIRCRAFT OR ANY EQUIPMENT APPLICABLE THERETO. BUYER AGREES THAT NO WARRANTY HAS BEEN EXPRESSED OR IMPLIED BY SELLER OR ANY OF SELLER'S REPRESENTATIVES. BUYER FURTHER AGREES THAT IT HAS HAD AN OPPORTUNITY TO INSPECT THE AIRCRAFT, ITS OPERATING SYSTEMS, ITS LOGBOOKS AND RECORDS, THAT SAID INSPECTION HAS BEEN CONDUCTED TO BUYER'S SATISFACTION AND, ACCORDINGLY, BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE AIRCRAFT IS BEING PURCHASED "AS IS." BUYER HEREBY EXPRESSLY WAIVES ANY CLAIM FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES RESULTING IN PERSONAL INJURY, AGAINST SELLER OR SELLER'S REPRESENTATIVES.

     5.4. Pre-Delivery Evaluation. SELLER hereby consents to allow, prior to the Closing Date, a pre-Closing evaluation of the Aircraft to be performed by such company as BUYER, in its sole discretion, may select. The nature and extent of such inspection shall be consistent with customary aviation industry practice and shall be subject to SELLER's prior approval, but such approval shall not be unreasonably withheld. Said pre-Closing evaluation shall be conducted at BUYER's sole cost and expense. Further, SELLER shall permit BUYER to remove the interior of the Aircraft following the execution of this Agreement by both Parties and BUYER'S payment into the Escrow Account of the Deposit. SELLER shall provide reasonable cooperation with such evaluation, including, without limitation, making the Aircraft available for such inspection at its current location (or such other location as BUYER may reasonably request) and by executing any necessary consents and/or other documentation relating thereto; provided, however, that BUYER will bear responsibility for all costs of any relocation of the Aircraft to any site other than its location on the Execution Date. BUYER will reimburse SELLER for and will indemnify and hold SELLER harmless from the cost of such interior removal.

     5.5. Maintenance Logs. SELLER shall, within five days after the execution of this Agreement, provide to BUYER current, updated maintenance logs on the Aircraft in accordance with the Daniels Maintenance Program, including records with respect to current C-5 and C-6 inspections.

     5.6. Inspection Report. SELLER shall, on or before October 18, 2002, obtain and provide to BUYER a copy of the most recent pre-purchase inspection report on the Aircraft. BUYER shall pay the cost of obtaining such inspection report not to exceed seven thousand dollars ($7,000.00).

       5.7. Evidence of Authority. Concurrently with its execution of this Agreement, SELLER will provide BUYER with evidence of the authority of the person signing this Agreement on behalf of SELLER to bind SELLER.

                                    ARTICLE 6
                 BILL OF SALE AND OTHER DOCUMENTARY REQUIREMENTS

       6.1. Conditions to BUYER's Obligations. The following will be conditions precedent to BUYER's obligation to accept Delivery of the Aircraft from SELLER (it being understood that delivery of such documents by SELLER is subject to satisfaction of or waiver of the conditions set forth in Article 6.2):

               (a) At Delivery, the Aircraft will be in the condition described in Exhibit A and Article 5.3.

               (b) SELLER will have delivered and warranted to BUYER good and marketable title to the Aircraft, free and clear of all Liens whatsoever, except Liens, if any, which have attached or may attached as a result of actions caused or authorized by BUYER on or after the Execution Date. SELLER will deliver to BUYER the Aircraft Bill of Sale in the form of Exhibit B and the FAA Bill of Sale evidencing this transfer of title.

               (c) SELLER will have delivered to BUYER an assignment of Airframe Manufacturer and Engine Manufacturer rights in the form and substance of Exhibit C.

               (d) SELLER will have delivered to BUYER copies of documents reasonably acceptable to BUYER and consistent with aviation industry practice, evidencing SELLER's full and marketable title to the Aircraft, free and clear of all liens and encumbrances.

               (e) SELLER will have delivered to BUYER written confirmation of SELLER'S General Partner authorizing the SELLER's execution and full performance of this Purchase Agreement, the Aircraft Bill of Sale, the FAA Bill of Sale and all other documents and actions required hereunder, and an incumbency certificate setting forth the officers or agents of SELLER authorized to execute this Purchase Agreement, the Aircraft Bill of Sale, the FAA Bill of Sale and all other documents required hereunder.

               (f) SELLER will have delivered a certificate signed by an attorney-in-fact of SELLER stating all of the following:

                   (1) The representations and warranties contained in Article 10 are true and accurate on and as of the Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).

                   (2) No default by SELLER exists under this Purchase Agreement as of the Closing Date.

                   (3) SELLER has paid all airport charges with respect to the Aircraft in accordance with Article 4.1.

               (g) The pre-Delivery evaluation described in Article 5.4 of this Purchase Agreement shall have been completed, and the results of such pre-Delivery evaluation shall demonstrate that the Aircraft is in compliance with the requirements of Article 5.3 of this Purchase Agreement.

               (h) BUYER shall have received lien search results reasonably satisfactory to BUYER from the Escrow Agent, and such other jurisdiction as BUYER shall reasonably require regarding the Aircraft and the SELLER. SELLER will have delivered to BUYER evidence that any financing arrangements relating to the Aircraft, including, without limitation, those with GE Credit Corporation, have been terminated. Such evidence may include, without limitation, executed bills of sale (including FAA Bills of Sale), other executed transfer documents, executed lease terminations, executed mortgage releases for filing with the FAA and/or executed Form UCC-3 termination statements for filing in the appropriate jurisdiction(s) pursuant to the Uniform Commercial Code.

               (i) All Aircraft Documents and current standard FAA Certificate of Airworthiness shall be on board the Aircraft unless alternative delivery arrangements are agreed to by the parties.

               (j) SELLER will have delivered such other documents as BUYER may reasonably request.

     6.2. Condition to SELLER's Obligations.

               (a) The condition precedent to SELLER's obligation to deliver the Aircraft to BUYER is that BUYER will have paid to SELLER the Purchase Price in full and without reservation or offset and shall indemnify and hold SELLER harmless from any claim or Lien which would otherwise attach to the Aircraft as a result of actions caused or authorized by BUYER on or after the Execution Date.

     6.3. Closing. On the Closing Date, the Escrow Agent shall deliver the Purchase Price to SELLER not later than 12:00 noon (Oklahoma City time). Upon receipt of the Purchase Price, or a Fed reference number therefore), the Escrow Agent shall record all documents delivered pursuant to Section 6.1 which are necessary to convey title to the Aircraft to BUYER, free and clear of all Liens and deliver all other documents described in Section 6.1 to BUYER and all documents described in Section 6.2 to SELLER. All transactions shall be deemed to have occurred on the Closing Date simultaneously. Upon Delivery and the filing of the FAA Bill of Sale and of the releases of all Liens on the Aircraft with the FAA Registration Office in Oklahoma City and any applicable state filing office, BUYER shall immediately deliver or cause to be delivered to SELLER the Aircraft Delivery and Acceptance Certificate in the form of Exhibit D.

     6.4. Risk of Loss. Title to and risk of loss or damage to the Aircraft will pass from SELLER to BUYER on the Closing Date upon satisfaction of the conditions set forth in Articles 6.1 and 6.2 and BUYER's acceptance of delivery of the Aircraft, which shall be evidenced by the concurrent delivery to SELLER by BUYER's representative of an Aircraft Delivery and Acceptance Certificate in the form of Exhibit D hereto.

     6.5. `Limitation on Solicitation. So long as Buyer is not in default of this Purchase Agreement, Seller will not solicit offers for, or otherwise negotiate the sale of, the Aircraft, other than negotiations with Buyer in connection with the transactions contemplated by this Agreement.

1.   6.6  BUYER's Failure to Accept Delivery of the Aircraft.

     BUYER agrees that if, for any reason, BUYER has not accepted Delivery of the Aircraft within seven (7) days from the Closing Date and SELLER has otherwise complied with its obligations under this Agreement, SELLER shall have the right to effect the sale of the Aircraft to any third party in such manner as it may deem advisable, free and clear of any claim for damages of any kind or character whatsoever which BUYER, or any other persons claiming under or through BUYER, may have arising out of such sale. In addition, it is agreed that SELLER may retain the Deposit paid in connection with the purchase price as liquidated damages by reason of BUYER's failure to accept Delivery.

                                   ARTICLE 7
                   SELLER ASSIGNMENT OF RIGHTS AND WARRANTIES

     7.1. Assignable Warranties. Except as set forth in Article 7.2, at Delivery, SELLER will assign to BUYER any assignable warranties and indemnities given the SELLER by Airframe Manufacturer, Engine Manufacturer and other vendors with respect to the Aircraft, including any rights which may have accrued prior to Delivery but which have not been fully exercised by SELLER.

     7.2. Non-Assignable Warranties. To the extent that any warranty or indemnity given to SELLER by Airframe Manufacturer, Engine Manufacturer and others with respect to the Aircraft cannot be assigned, BUYER will be entitled to take such action to enforce such warranty or indemnity in the name of SELLER against Manufacturer and such other parties as SELLER sees fit, but subject to BUYER's first ensuring that SELLER is indemnified and secured to SELLER's satisfaction against all losses, damage, costs, expenses and liabilities thereby incurred or to be incurred.

                                   ARTICLE 8
                               EXPENSES AND TAXES

     8.1. Costs and Expenses of Sale.

               (a) SELLER shall be responsible for paying SELLER's broker fees to Wentworth & Associates for services in connection with the sale and transfer of ownership of the Aircraft which shall be payable out of the proceeds of the sale.

               (b) SELLER shall also be responsible for all fees and expenses of SELLER's counsel in connection with the negotiation, execution, closing, delivery, amendment, and enforcement of this Agreement.

               (c) BUYER shall be responsible for paying BUYER's broker's fees and all fees and expenses of BUYER's counsel in connection with the negotiation, execution, closing, delivery, amendment, and enforcement of this Agreement.

               (d) BUYER and SELLER agree to share equally all FAA recording fees and all Escrow Agent fees and costs in connection with the filing of documents with the FAA upon closing of the purchase and sale of the Aircraft; provided, however, that the purchase of a policy of title insurance or the obtaining of a legal opinion of counsel as to title is solely a matter of BUYER's discretion and any premium or other costs associated with the procurement of such a policy or opinion of counsel shall be at BUYER's sole cost and expense. They agreed to pay.

     8.2. Taxes. BUYER shall do all things necessary to obtain exemption from any and all taxes, excises, duties and assessments whatsoever, including, without limitation, sales, use and similar taxes arising solely out of the sale and delivery of the Aircraft in any manner levied, assessed or imposed by the State of Delaware or any other jurisdiction and BUYER hereby agrees to indemnify, defend and hold SELLER harmless from liability for any and all such taxes, excises, duties and assessments.

     8.3. After-Tax Basis. The amount which either BUYER or SELLER is required to pay with respect to any taxes indemnified against under Articles 8.2 or 9.1, as applicable, is an amount sufficient to restore BUYER or SELLER on an after-tax basis to the same position BUYER or SELLER would have been in had such taxes not been incurred.

     8.4. Timing of Payment. Any amount payable to BUYER or SELLER pursuant to this Article 8 or Article 9.1, as applicable, will be paid within ten (10) days after receipt of a written demand therefor from BUYER or SELLER accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable; provided, however, that such amount need not be paid by SELLER or BUYER prior to the earlier of (i) in the case of taxes not being contested by SELLER or BUYER, the date any tax is payable to the appropriate Government Entity or taxing authority or (ii) in the case of amounts which are being contested by BUYER or SELLER in good faith, the date such contest is finally resolved.

                                   ARTICLE 9
                         RETAINED LIABILITIES OF seller

     9.1. Retained Liabilities of SELLER. Subject to the disclaimer of warranties set forth in subsection 5.3.12 hereof and with the exception any claim or Lien which would otherwise attach to the Aircraft as a result of actions caused or authorized by BUYER on or after the Execution Date, SELLER will retain all of the liabilities and obligations relating to SELLER's maintenance, operation, use, storage and ownership of the Aircraft prior to Closing (the "Retained Liabilities"). Any invoices, assessments, claims or similar documents for such Retained Liabilities may be sent directly by the claiming party to SELLER for payment. Any such expenses incurred by BUYER arising from Retained Liabilities shall be reimbursed by SELLER to BUYER promptly upon receipt of a request for reimbursement.

     9.2. Notice. BUYER and SELLER will give prompt written notice one to the other of any liability of which such party has knowledge for which SELLER is, or may be, liable under Article 9.1; provided, however, that failure to give such notice will not terminate any of the rights of BUYER under this Article 9 except to the extent that SELLER has been materially prejudiced by the failure to provide such notice.

     9.3. Refunds. If BUYER obtains a recovery of all or any part of any amount which SELLER has paid to BUYER, BUYER will pay to SELLER the net amount recovered by BUYER.

     9.4. Defense of Claims. Promptly after receipt by BUYER of notice of any claim, or the commencement of any action arising from any Retained Liabilities, BUYER will give SELLER written notice of such claim or the commencement of such action (a "Notice of Claim"), but the failure to provide such Notice of Claim in a given situation shall not affect the obligation of the SELLER except to the extent that SELLER may be materially prejudiced as a result of such failure. Upon receipt of Notice of Claim, SELLER will be entitled at its expense to defend by counsel of its own choosing any action or claim, either in SELLER's name or in BUYER's name, and SELLER shall have full control over the defense of such action or claim, including, without limitation, the ability to settle or compromise any such action or claim without the prior written consent of BUYER; provided that SELLER consults with BUYER prior to agreeing to any such settlement. If such claim is asserted against or may adversely affect BUYER or acts as a Lien against or may adversely affect the Aircraft, BUYER will be entitled at any time to participate in any and all aspects of any such action or claim, with counsel of its own choosing and its own cost and expense, and SELLER agrees to cooperate with such counsel. If SELLER shall not within sixty (60) days after the date of any Notice of Claim given by BUYER to SELLER serve a return notice indicating or stating that it shall take over the defense of any action or claim as hereinafter provided, such failure to give return notice within the time specified shall be deemed an election by SELLER not to take over the defense of such action or claim.

                                   ARTICLE 9-B

                     INDEMNIFICATION AND INSURANCE BY BUYER.

     BUYER shall indemnify and hold harmless SELLER from any claims, actions, damages, losses, costs or expenses (including attorneys' fees and disbursements) that are or may be asserted in the future caused by or arising out of, in whole or in part, BUYER's operation, maintenance, possession, storage, use or ownership of the Aircraft and relating to any period subsequent to the Date of Execution.

     Following the Closing, and during the period of BUYER's ownership of the Aircraft, BUYER shall name SELLER as an additional named insured on BUYER's policy of general aviation liability insurance. If the addition of SELLER as a named insured on BUYER's policy results in any increase in premium to BUYER, SELLER will have the option to pay the resulting increase in premium or agree to its removal as an additional name insured from the policy.

                                   ARTICLE 10
                       WARRANTIES AND COVENANTS OF SELLER

                  SELLER represents and warrants to BUYER the following:

     10.1. Corporate Status. SELLER is a general partnership , validly existing and in good standing under the Laws of the State of Colorado ______________. It has the legal power and authority to carry on its business as presently conducted and to perform its obligations hereunder.

     10.2. Governmental Approvals. Except as set forth in this Purchase Agreement, no authorization, approval, consent, license or order of, or registration with, or the giving of notice to the FAA or any other Government Entity is required for the valid authorization, execution, delivery and performance by the SELLER of this Purchase Agreement.

     10.3. Binding. This Purchase Agreement has been duly authorized, executed and delivered by SELLER and is a valid, enforceable and binding obligation of SELLER except as enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application affecting the enforcement of creditors' rights.

     10.4. No Breach. The execution and delivery of this Purchase Agreement, the consummation by SELLER of the transactions contemplated herein and compliance by SELLER with the terms and provisions hereof do not and will not contravene any Law applicable to SELLER, or result in any breach of or constitute any default under or result in the creation of any Lien upon any property of SELLER, pursuant to any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, corporate charter, by law or other agreement or instrument to which SELLER is a party.

     10.5. Filings. Except for matters described in Article 6.1(i) and except for any filing or recording that may be required under the Act or the Federal Aviation Regulations, no filing or recording of any instrument or document is necessary under the Laws of the State of Registration, the State of Texas or any other applicable jurisdiction in order to accomplish the sale of the Aircraft to BUYER hereunder. Nothing contained herein shall be understood to constitute a warranty as to the right of BUYER to export the Aircraft from the United States of America, deregister the Aircraft with the FAA, file or record any instrument or register the Aircraft under the jurisdiction of any country other than the United States of America.

     10.6. Licenses. SELLER holds all licenses, certificates and permits from applicable Government Entities in the State of Registration necessary for the performance of its obligations under this Purchase Agreement.

     10.7. No Suits. There are no suits or proceedings pending or threatened against SELLER before any court or administrative agency against or affecting SELLER which, if adversely determined, would have a material adverse effect on SELLER's ability to perform its obligations under this Purchase Agreement.

     10.8. General Obligations. The obligations of SELLER under this Agreement are direct, general and unconditional obligations of SELLER and rank or will rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of SELLER, with the exception of such obligations as are mandatorily preferred by law and not by reason of any encumbrance.

     10.9. Title to Aircraft. On the Closing Date, SELLER will have good and valid title to the Aircraft to transfer to BUYER, free and clear of all Liens and will indemnify and defend BUYER in respect of any claims, losses, costs, expenses, charges or liabilities arising out of any defect in SELLER's title.

     10.10. Accuracy of Information Contained in Exhibit A. The information contained in Exhibit A attached hereto is true, correct and accurate as of the date hereof.

            The representations and warranties contained in this Article 10 shall survive the Closing Date.

                                   ARTICLE 11
                        WARRANTIES AND COVENANTS OF BUYER

                  BUYER represents and warrants to SELLER the following:

     11.1. Status. BUYER is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. It has the organizational power and authority to carry on its business as presently conducted and to perform its obligations hereunder.

     11.2. Government Approvals. No authorization, approval, consent, license or order of, or registration with, or the giving of notice to any United States Government Entity is required for the valid authorization, execution, delivery and performance by the BUYER of this Purchase Agreement.

     11.3. Binding. This Purchase Agreement has been duly authorized, executed and delivered by BUYER and is a valid, enforceable and binding obligation of BUYER except as enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application affecting the enforcement of creditors' rights.

     11.4. No Breach. The execution and delivery of this Purchase Agreement, the consummation by BUYER of the transactions contemplated herein and compliance by BUYER with the terms and provisions hereof do not and will not contravene any Law applicable to BUYER, or result in any breach of or constitute any default under any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, corporate charter, bylaw or other agreement or instrument to which BUYER is a party or by which BUYER or its properties or assets may be bound or affected.

     11.5. Licenses. BUYER holds all licenses, certificates and permits from applicable Government Entities necessary for the performance of its obligations under this Purchase Agreement.

     11.6. No Suits. There are no suits or proceedings pending or threatened against BUYER before any court or administrative agency against or affecting BUYER which, if adversely determined, would have a material adverse effect on BUYER's ability to perform his obligations under this Purchase Agreement.

     11.7. General Obligations. The obligations of BUYER under this Agreement are direct, general and unconditional obligations of BUYER and rank or will rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of BUYER, with the exception of such obligations as are mandatorily preferred by law and not by reason of any encumbrance.

     11.8. Filings. Except for any filing or recording that may be required under the Act or the Federal Aviation Regulations, no filing or recording of any instrument or document is necessary under the Laws of the State of Registration, the State of Texas or any other applicable jurisdiction in order to accomplish the sale of the Aircraft to BUYER hereunder.

           The representations and warranties contained in this Article 11 shall survive the Closing Date.

                                   ARTICLE 12
                                   ASSIGNMENT

     12.1. Sale or Assignment by BUYER. Subject to the terms and conditions of this Purchase Agreement, BUYER may at any time assign its rights and obligations regarding the purchase of the Aircraft hereunder to any Person ("BUYER's Assignee") and BUYER shall thereafter be relieved of its liabilities and obligations hereunder, provided, that BUYER's Assignee is an affiliated entity or trust of BUYER and the full amount of the Purchase Price remains in the Escrow Account.

     12.2. SELLER Cooperation. On request by BUYER or BUYER's Assignee, and at no cost to SELLER, SELLER will execute any documents (such as an assignment agreement) as BUYER or BUYER's Assignee may reasonably require in connection with any such assignment by BUYER to BUYER's assignee.

     12.3. Protections. Wherever the term "BUYER" is used in this Purchase Agreement in relation to any of the provisions relating to indemnity contained in Articles 4, 9 and 15.1, the term "BUYER" will be deemed to include BUYER's Assignee, if applicable.

                                   ARTICLE 13
                                     NOTICES

     13.1. Manner of Sending Notices. Any notice required or permissible under this Purchase Agreement will be in writing. Notices will be delivered in person (or courier) or sent by facsimile, or a letter (mailed certified and return receipt requested), addressed to the parties as set forth in Article 13.2. In the case of delivery in person, by courier or facsimile, notice will be deemed received upon actual receipt. In the case of a mailed letter, notice will be deemed received on the third (3rd) day after mailing.

     13.2. Notice Information. Notices will be sent:

If to SELLER:         Davis Oil Company
                      2121 Avenue of the Stars
                      Suite 2800
                      Los Angeles, California 90067-5010
                      Attention: Grace Drulias
                      Telephone:  310-551-2240
                      Telecopier: 310-557-0759

With a copy to:       Stephen R. Hofer
                      Bailey & Partners
                      2828 Donald Douglas Loop North
                      Second Floor
                      Santa Monica, California 90405-2959
                      Telephone:  310-392-5000
                      Telecopier: 310-392-8091

If to BUYER:          UBICS Holding Company
                      300 Delaware Avenue, Suite 1704
                      Wilmington, DE 19801
                      Telephone:
                      Telecopier:

With a copy to:       UBICS, Inc.
                      333 Technology Drive
                      Suite 210
                      Canonsburg, PA  15130
                      Attention:  Robert C. Harbage
                      Telephone:  724.746.6001
                      Telecopier:

or to such other places and numbers as either party directs in writing to the other party.

                                   ARTICLE 14
                         GOVERNING LAW AND JURISDICTION

     14.1. Law. This Purchase Agreement has been made, executed and delivered in the State of California and will be construed in accordance with and governed by the laws of such state without regard to principles of conflicts of law.

     14.2. Jurisdiction. The parties hereby consent to the exclusive jurisdiction of any state or federal court located within the State of California, and irrevocably agree that all actions or proceedings relating to this Purchase Agreement will be litigated in such courts.

                                   ARTICLE 15
                                  MISCELLANEOUS

     15.1. Rights of Parties. The rights of the parties hereunder are cumulative, not exclusive, may be exercised as often as each party considers appropriate and are in addition to its rights under general Law. The rights of one party against the other party are not capable of being waived or amended except by an express waiver or amendment in writing. Any failure to exercise or any delay in exercising any of such rights will not operate as a waiver or amendment of that or any other such right; any defective or partial exercise of any such rights will not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on a party's part or on its behalf will in any way preclude such party from exercising any such right or constitute a suspension or any amendment of any such right.

     15.2. Further Assurances. Each party agrees from time to time to do and perform such other and further acts and execute and deliver any and all such other instruments as may be required by Law or reasonably requested by the other party to establish, maintain or protect the rights and remedies of the requesting party or to carry out and effect the intent and purpose of this Purchase Agreement.

     15.3. Use of Word "including". The term "including" is used herein without limitation and by way of example only.

     15.4. Headings. All article and paragraph headings and captions are purely for convenience and will not affect the interpretation of this Purchase Agreement. Any reference to a specific article, paragraph or section will be interpreted as a reference to such article, paragraph or section of this Purchase Agreement.

     15.5. Invalidity of any Provision. If any of the provisions of this Purchase Agreement become invalid, illegal or unenforceable in any respect under any Law, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

     15.6. Time of the Essence. Time is of the essence in the performance of all obligations of the parties under this Purchase Agreement.

     15.7. Amendments in Writing. The provisions of this Purchase Agreement may be amended or modified only by a writing executed by BUYER and SELLER.

     15.8. Entire Agreement. This Purchase Agreement constitutes the entire agreement between the parties in relation to the purchase of the Aircraft by BUYER from SELLER and supersedes all previous proposals, agreements and other written and oral communications in relation hereto. The parties acknowledge that there have been no representations, warranties, promises, guarantees or agreements, express or implied, except as set forth herein.

     15.9. Counterparts. This Purchase Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, SELLER has caused this Purchase Agreement to be executed by its duly authorized officer and BUYER has executed this Purchase Agreement both as of the date and year first written above.

                                        DAVIS OIL COMPANY


                                        By    /s/ Grace Drulias
                                              ---------------------------------
                                        Name  Grace Drulias
                                              ---------------------------------
                                        Title _________________________________


                                        UBICS HOLDING COMPANY


                                        By    /s/ Robert C. Harbage
                                              ---------------------------------
                                        Name  Robert C. Harbage
                                              ---------------------------------
                                       Title  President & CEO
                                              ---------------------------------

                                    EXHIBIT A

                              AIRCRAFT DESCRIPTION

Airframe:

Airframe Manufacturer and Model:              Boeing VIP 727-44

Airframe Manufacturer's Serial Number:        19318

Year of Manufacture:                          [_1967__________]

United States Registration Mark:              N44MD


ENGINES:

Engine Manufacturer and Model:                Pratt & Whitney JT8D-9A

Engine Manufacturer's Serial Numbers:         665625, 665839 and 664474

Year(s) of Manufacture:                       1967


APU:

APU Manufacturer and Model:                   Garrett GT CP-85-98

APU Manufacturer's Serial Number              P15377


PARTS:

          Any part, component, appurtenance, appliance, module, accessory, instrument (including avionics), communications equipment, furnishing, module, SELLER-furnished equipment or other item of equipment (other than complete Engines or engines) installed in or attached to the Airframe, any Engine or the APU.

AIRCRAFT DOCUMENTS:

          All technical data, manuals and log books, and all inspection, modification and overhaul records and other service, repair, maintenance and technical records that are required by the FAA or the Maintenance Program to be maintained by the SELLER with respect to the Aircraft, Airframe, Engines or Parts; and such term shall include all additions, renewals, revisions and replacements of any such materials from time to time made or required to be made by the SELLER in accordance with the Maintenance Program or the FAA Regulations, and in each case in whatever form and by whatever means or medium (including, without limitation, microfiche, microfilm, paper or computer disk).

OTHER INFORMATION:

Status of Airframe as of September 30, 2002:

                     Total hours 35,850 Total cycles 35,405


Status of Engines:

                          Serial          Total           Total
       Position             No.            Hrs.           Cycles
       --------             ---            ----           ------

        Right             665625          43,997          36,819

         Left             665839          34,366          25,540

        Center            664474          42,123          35,405

                                    EXHIBIT B

                              WARRANTY BILL OF SALE

          DAVIS OIL COMPANY ("Seller"), a partnership n organized under the laws of the State of Colorado____________, is the owner of the full legal and beneficial title to the following equipment, all as described in Exhibit "A" to the Aircraft Purchase Agreement between Seller and UBICS HOLDING COMPANY ("Buyer") dated as of October __, 2002 (collectively, the "Aircraft"):

          1. One Boeing 727-44 aircraft bearing United States registration mark N44MD and manufacturer's serial number 19318.

          2. Three (3) Pratt & Whitney JT8D-9A engines bearing manufacturer's serial numbers 665625, 665839 and 664474.

          3. All appliances, parts, instruments, appurtenances, accessories, furnishings or other equipment or property installed in or attached to such aircraft and engines.

          4. All records and manuals applicable to such aircraft and engines.

          For and in consideration of the sum of One United States Dollar (US$
1) and other valuable consideration, receipt of which is hereby acknowledged, Seller does hereby sell, in an "as is, where is condition" grant, transfer, sell, deliver and set over to Buyer and its successors and assignees forever all of Seller's right, title and interest in and to the Aircraft, to have and to hold the Aircraft for its and their use forever.

          Seller hereby warrants to Buyer and its successors and assigns that there is hereby conveyed to Buyer on the date hereof title to the Aircraft free and clear of all liens, claims, charges and encumbrances whatsoever and that Seller will warrant and defend such title against all claims and demands.

          WITH THE SOLE EXCEPTION OF THE EXPRESS WARRANTIES SET FORTH HEREINABOVE REGARDING TITLE, THE AIRCRAFT IS SOLD "AS IS, WITH ALL FAULTS." SELLER MAKES NO WARRANTIES, EITHER EXPRESSED OR IMPLIED, WITH RESPECT TO MERCHANTABILITY OR FITNESS APPLICABLE TO AIRCRAFT OR ANY EQUIPMENT APPLICABLE THERETO. BUYER AGREES THAT NO WARRANTY HAS BEEN EXPRESSED OR IMPLIED BY SELLER OR ANY OF SELLER'S REPRESENTATIVES. BUYER FURTHER AGREES THAT IT HAS HAD AN OPPORTUNITY TO INSPECT THE AIRCRAFT, ITS OPERATING SYSTEMS, ITS LOGBOOKS AND RECORDS, THAT SAID INSPECTION HAS BEEN CONDUCTED TO BUYER'S SATISFACTION AND, ACCORDINGLY, BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE AIRCRAFT IS BEING PURCHASED "AS IS." BUYER HEREBY EXPRESSLY WAIVES ANY CLAIM FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES RESULTING IN PERSONAL INJURY, AGAINST SELLER OR SELLER'S REPRESENTATIVES.

          IN TESTIMONY WHEREOF we have set our hand this ___ day of _______, 2002.

                                      DAVIS OIL COMPANY

                                      By:       ______________________________
                                      Name:     ______________________________
                                      Title:    ______________________________

                                    EXHIBIT C

                              ASSIGNMENT OF RIGHTS

(Form of letter from SELLER to BUYER, with copies to be sent to Airframe Manufacturer and Engine Manufacturer)

Gentlemen:

          Reference is made to the Aircraft Purchase Agreement dated as of March __, 2001 between DAVIS OIL COMPANY ("SELLER") and UBICS HOLDING COMPANY ("BUYER") pertaining to the purchase of one (1) Boeing 727-44 Aircraft bearing Airframe Manufacturer's serial number 19318 and United States registration mark N44MD (the "Aircraft") bearing three Pratt & Whitney JT8D-9A engines with Engine Manufacturer's serial numbers 665625, 665839 and 664474.

          SELLER hereby assigns to BUYER any and all existing assignable warranties, obligations, liabilities, service life policies and patent indemnities of manufacturers and maintenance and overhaul agencies of and for the Aircraft and its engines and components, including any rights which may have accrued prior to BUYER's purchase of the Aircraft but which have not been fully exercised by SELLER.

          By copy of this letter, SELLER is notifying Boeing and Pratt & Whitney of this assignment by SELLER to BUYER.

          The engines installed on the Aircraft are as follows:

          Engine #1:   [__________]
          Engine #2:   [__________]
          Engine #3:   [__________]

                                    EXHIBIT D

                         AIRCRAFT ACCEPTANCE CERTIFICATE

UBICS HOLDING COMPANY (the "Buyer") hereby accepts and acknowledges receipt from DAVIS OIL COMPANY (the "Seller") in accordance with the terms and conditions of the Aircraft Purchase Agreement dated October __, 2002 between the parties hereto (the "Aircraft Purchase Agreement"), the following described Aircraft and/or equipment.

          Aircraft Type:            Used Boeing 727-400
          Registration:             N44MD
          Manufacturer's S/N:       19318
          Airframe Hours/Landings:  _____ Hours/_____ Landings
          Engines:                  Pratt & Whitney JT8D-9A
          Engine S/Ns:              665625, 665839 and 664474
          Total Time Engines:       _________, _________ and _________


The Aircraft and/or equipment referred to above, including all equipment, log books, maintenance records, , was received by me on the date set forth below and is accepted in accordance with the terms of the Aircraft Purchase Agreement, except as noted below:

          Exceptions:  ______________

IN WITNESS WHEREOF, this instrument has been duly signed by the undersigned authorized party(ies), the Aircraft accepted on _____________, 2002.

          SELLER: DAVIS OIL COMPANY

                  By:      ___________________
                  Print:   ___________________
                  Its:     ___________________

          BUYER:  UBICS HOLDING COMPANY

                  By:      ___________________
                  Print:   ___________________
                  Its:     ___________________

From:     Moran, Sean W.
Sent:     Sunday, October 13, 2002 12:52 AM
To:       'Stephen R. Hofer'
Cc: 'rharbage@ubics.com'; Lowe, David J.; 'vjmallya@aol.com'; 'gaddisg@crowedunlevy.com'
Subject:  Amendment to Aircraft Purchase Agreement (Agreement)
Steve,

Pending your email confirmation, this email memorializes the following amendment to the Agreement between Davis Oil Company (Seller) and UBICS Holding Company (Buyer):

1. The parties shall transfer title to the Aircraft on an "as-is, where-is" basis;
2. Seller agrees in good faith to provide Buyer with all maintenance records and all manuals for the Aircraft that are in Seller's possession;
3. The purchase price is to be decreased to $3,350,000 (reduced $150,000 from the initial $3,500,000 purchase price);
4. Seller shall be responsible for all costs and expenses associated with the Aircraft (including repairs, maintenance, fees, charges, etc.) incurred as of 12:00 am (EST) on Sunday, October 13, 2002, with the exception of the fuel costs for the trip by Buyer on October 12th -- which shall be paid by Buyer;
5. The parties shall deliver all closing documents and the $3,350,000 purchase price into escrow with the Escrow Agent by the close of business on Wednesday, October 16, 2002;
6. The parties shall cooperate in good faith to arrange for the expeditious receipt of lien clearance documentation;
7. If all conditions are satisfied by the close of business on October 16th except that lien releases have not been received, then the parties shall deem the transaction to be closed in escrow and shall use best efforts to thereafter obtain the title clearance documentation as quickly as possible; and
8. Buyer may commence with any and all work contemplated to be done on the Aircraft (inspections, remodeling, etc.) as contemplated by the Agreement as of the time and date of this email provided that Buyer shall preserve the interior components pending closing.

Sean W. Moran
Pepper Hamilton LLP
50/th/ Floor
One Mellon Bank Center
500 Grant Street
Pittsburgh, PA 15219-2502
Phone: (412)454-5085
FAX: (412)281-0717
EMAIL: morans@pepperlaw.com

From: Stephen R. Hofer [Shofer@baileypartners.com]
Sent: Sunday, October 13, 2002 1:20 AM
To: Moran, Sean W.
Subject: Re: Amendment to Aircraft Purchase Agreement (Agreement)
Sean:

    Your correspondence below is accepted with the following additional understandings:

    Your Paragraph 1 is not intended to and does not modify the "as is, where is, with all faults" and disclaimer of warranties language of Subsection 5.3.12 of the Purchase Agreement. It simply means that those agreements set forth and contained in Section 5.3 and elsewhere in the Purchase Agreement pertaining to Condition of the Aircraft and concerning obligations that Seller would otherwise remain responsible for at closing (e.g., a test flight, 5.2; all equipment and operating systems operating in accordance with their intended use and within specified limits, 5.3.3.; compliance with all airworthiness directives, 5.3.7; compliance with all service bulletins, 5.3.7(a)) are now dispensed with. This is intended to be a true "as is, where is, with all faults, latent and patent" sale in the fullest sense of the words. Seller's obligations will now be limited to delivering the documents necessary to transfer good title to Buyer (bill of sale, assignment of warranties and lien releases) and any maintenance manuals, aircraft log books and any other documents relating to the aircraft that are currently in Seller's possession, but nothing else. Also, I want to confirm that
Article 9-B is unaffected by this understanding and Buyer will still name Seller as and additional insured on its liability policy so long as it means no additional insurance premium for Buyer and, if it does, Seller will have the option to pay the additional premium or lose the coverage. Sean, with those points of clarification, I believe we are good to go.

srh

----- Original Message -----
From: "Moran, Sean W." (MORANS@pepperlaw.com)
To: "'Stephen R. Hofer'" (Shofer@baileypartners.com)
Cc: (rharbage@ubics.com); "Lowe, David J." (LOWED@pepperlaw.com);
(vjmallya@aol.com); (gaddisg@crowedunlevy,com)
Sent: Saturday, October 12, 2002 9:51 PM
Subject: Amendment to Aircraft Purchase Agreement (Agreement)

Steve,

Pending your email confirmation, this email memorializes the following amendment to the Agreement between Davis Oil Company (Seller) and UBICS Holding Company (Buyer):

1. The parties shall transfer title to the Aircraft on an "as-is, where-is " basis;
2. Seller agrees in good faith to provide Buyer with all maintenance records and all manuals for the Aircraft that are in Seller's possession;
3. The purchase price is to be decreased to $3,350,000 (reduced $150,000 from the initial $3,500,000 purchase price);
4. Seller shall be responsible for all costs and expenses associated with the Aircraft (including repairs, maintenance, fees, charges, etc.) incurred as of 12:00 am (EST) on Sunday, October 13, 2002, with the exception of the fuel costs for the trip by Buyer on October 12th -- which

file://C:\Documents%20and%20Settings\walkr0pi\Local%20Settings\Temp\h.notes\Re%2
...... 11/4/2002
shall be paid by the Buyer;
5. The parties shall deliver all closing documents and the $3,3500,00 purchase price into escrow with the Escrow Agent by the close of business on Wednesday, October 16, 2002:
6. The parties shall cooperate in good faith to arrange for the expeditious receipt of lien clearance documentation;
7. If all conditions are satisfied by the close of business on October 16th except the lien releases have not been received, then the parties shall deem the transaction to be closed in escrow and shall use best efforts to thereafter obtain the title clearance documentation as quickly as possible; and
8. Buyer may commence with any and all work comtemplated to be done on the Aircraft (inspections, remodeling, etc.) as comtemplated by the Agreement as of the time and date of this email provided that Buyer shall preserve the interior components pending closing.

Sean W. Moran
Pepper Hamilton LLP
50th Floor
One Mellon Bank Center
500 Grant Street
Pittsburgh, PA 15129-2502
Phone: (412)454-5085
FAX: (412)281-0717
EMAIL: morans@pepperlaw.com

*******************************************************************************
This electronic mail transmission contains confidential information intended only for the person(s) named. Any use, distribution, copying or disclosure by another person is strictly prohibited.
********************************************************************************

From: Moran, Sean W.
Sent: Sunday, October 13, 2002 1:35 AM
To: 'Stephen R. Hofer'
Cc: 'rharbage@ubics.com'; Lowe, David J.; 'vjmallya@aol.com';
    'gaddisp@crowedunlevy.com'
Subject: RE: Amendment to Aircraft Purchase Agreement (Agreement)
Steve,

Your clarification is accepted. One clarification of my own -- on #4 of my email -- the fuel costs would relate only to the San Antonio - Oakland leg of the trip (and not the round trip expense). We are good to go. Have a good night.

Sean W. Moran
Pepper Hamilton LLP
50/th/ Floor
One Mellon Bank Center
500 Grant Street
Pittsburgh, PA 15219-2502
Phone: (412)454-5085
FAX: (412)281-0717
EMAIL: morans@pepperlaw.com